EXHIBIT 99.1

UTMD Reports Audited Financial Performance for Fourth Quarter and Year 2017

Contact: Paul Richins	January 30, 2018
(801) 566-1200

Salt Lake City, Utah – Utah Medical Products, Inc. (Nasdaq: UTMD) concluded an outstanding year in 2017 in which it harvested distribution changes that had been in the making for several years. Although UTMD substantially exceeded management expectations for 2017 financial performance, the results became masked by the recognition of a one-time U.S. repatriation tax (REPAT) on foreign subsidiary cash and cumulative earnings (E&P) in the fourth quarter (4Q) of the year.  The REPAT impact of the "Tax Cuts and Jobs Act", which was enacted in December 2017, is included in 4Q 2017 results according to U.S. Generally Accepted Accounting Principles (GAAP).  All income statement categories of UTMD's operating performance are unaffected by the REPAT tax except for Net Income (NI), profits after tax, and Earnings Per Share (EPS).

The excellent year 2017 financial results were accomplished primarily as a result of UTMD converting from distributing the Filshie Clip System through third party distributors to direct selling to medical facility users in Canada and France. In 4Q 2017 and year of 2017, UTMD's changes in income statement results compared to the same time periods in the prior calendar year were as follows:

	4Q 2017 (October – December)	Year 2017 (January – December)
Consolidated Revenues (Sales):	+15%	+ 5%
Gross Profit (GP):	+19%	+11%
Operating Income (OI):	+26%	+17%
Income Before Tax (EBT):	+25%	+16%
NI (before REPAT):	+30%	+20%
EPS (before REPAT):	+30%	+21%

UTMD notes that the 4Q 2016 was weak, and not indicative of the previous year 2016 as a whole. Currency amounts in this report are in thousands, except per share amounts and where noted.

The estimated REPAT tax booked in the 4Q 2017 income statement tax provision according to GAAP, but which will actually be paid over the next eight years, was $6,288.  The Federal payout requirement is 8% of the REPAT tax total liability per year for the first five years, 15% in the sixth year, 20% in the seventh year and 25% in the eighth year. As a result of the REPAT tax provision, 4Q 2017 GAAP NI and EPS were both negative, while GAAP NI and EPS in 2017 compared to 2016 were 30% and 29% lower respectively.  In UTMD management's view, comparing GAAP NI and EPS between 2017 and 2016 does not provide stockholders with any meaningful insight about UTMD's financial performance.

The associated key profit margins (profits as a percentage of sales) compared to the same time periods in the prior calendar year improved as follows:

	4Q17	4Q16	2017	2016
Gross Profit Margin (GPM):	63.4%	61.5%	63.7%	60.3%
Operating Income Margin (OIM):	44.8%	40.9%	45.9%	41.2%
Earnings Before Tax Margin (EBTM):	44.9%	41.2%	46.1%	41.8%
NIM (before REPAT):	34.7%	30.7%	35.2%	30.9%

The 2017 GPM expansion of 3.4 percentage points, primarily from shipping direct to end users in Canada and France, by itself yielded an increased GP contribution to OI of $1.4 million. In addition, even though UTMD assumed direct sales and marketing (S&M) roles and launched an additional facility in Canada, the Company was able to reduce consolidated operating expenses, which further leveraged GP to a total OI increase of $2.8 million with only a 5% increase in consolidated sales.

US GAAP NI for the 2017 calendar year was $8,505 including the one-time $6,288 REPAT tax and a $230 reduction to the income tax provision due to a net reduction in deferred tax liabilities (DTL) and deferred tax assets (DTA) from the U.S. enacting lower future income tax rates. The 2017 U.S. GAAP $8,505 NI compares to $12,128 in 2016. The 2016 NI included, as stockholders may recall, a $123 reduction to the income tax provision in 4Q 2016 (resulting in a $123 increase to 2016 NI) due to a reduction in the DTL from the UK enacting lower future income tax rates. Because the REPAT tax and net DTL adjustment are one-time tax events not related to normal operations, UTMD management believes that the presentation of results excluding the 2016 favorable adjustment in DTL, and the 2017 unfavorable REPAT tax provision offset slightly by the favorable DTL adjustment, provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD's operating results in 2017 compared to 2016.

The resulting non-GAAP NI and EPS excluding the 2017 REPAT provision and 2016 DTL adjustment follow:

	4Q17	4Q16	Change	2017	2016	Change
NI (non-GAAP)	$3,535	$2,593	+ 36%	$14,562	$12,004	+ 21%
EPS (non-GAAP)	$0.945	$0.692	+ 37%	$3.897	$3.188	+ 22%

In summary, UTMD achieved $3.90 in "normal" 2017 EPS compared to $3.19 in 2016. For the year 2017, a 5% increase in sales yielded a 21% increase in (non-GAAP) NI and a 22% increase in (non-GAAP) EPS.

Excluding the noncash effects of depreciation, amortization of intangible assets, remeasured value of foreign currency bank balances and non-cash stock option expense, 2017 consolidated earnings before taxes plus interest expense (EBITDA) were $21,979 compared to $19,218 in 2016. Neither the 2017 REPAT tax and DTL adjustment nor the 2016 DTL adjustment had any effect on this EBITDA metric. The primary item that led to higher EBITDA was $2.9 million higher OI excluding depreciation and amortization expenses.

Income Statement Summary.
Total consolidated revenues were $2,117 (+5%) higher in 2017 than in 2016. The primary contributors to the $2.1 million change were 1) direct sales to end-user facilities in Canada and France, which were $1,850 higher than 2016 sales to UTMD's distributors in Canada and France, 2) $832 (+28%) higher Filshie Clip System sales to UTMD's U.S. distributor, CooperSurgical Inc. (CSI), and 3) a loss of $516 in sales of BPM kits to an OEM distributor in Germany. In contrast to earlier recent years, the net impact of foreign currency exchange (FX) rates on foreign currency sales was minimal.

The 2016 distributor sales in Canada and France also included a $500 distributor marketing rights payment which was absent in 2017. Also, 2017 direct sales in Canada and France were reduced by a $25 repurchase of distributor inventory. The higher CSI sales included, for the first time, $476 in Sterishot single use applicator kits.  When considering sales by geographic region, readers should recall that the direct sales in Canada and France are included in UTMD's outside the U.S. (OUS) category, and the CSI sales are included in the "domestic sales" category.

Total domestic U.S. sales were up $798 (+4%) in 2017, at $20,286 compared to $19,488 in 2016. Excluding sales to CSI, domestic sales were about the same in both 2017 and 2016. More specifically, UTMD direct sales of its devices to domestic end-users were down 2%, and sales of components and finished devices to domestic OEM customers were up 6%.

Total OUS sales in 2017 were up $1,319 (+7%) compared to 2016, at $21,129 compared to $19,809, including only $68 in negative FX impact; i.e. constant currency (same FX rates in 2017 as in 2016) foreign currency sales would be $68 higher.

In addition to the benefit of gaining the distributor margin in Canada and France, the higher 2017 GPM compared to 2016 was due to improved labor productivity by UTMD's experienced Utah labor force, despite a mid-year 4% cost-of-living salary increase. Total consolidated Operating Expenses (OE) actually declined $118, resulting in an OE ratio of only 17.8% of sales compared to 19.1% in 2016.  Femcare in the UK was able to manage direct sales of the Filshie Clip System in France without adding S&M people, and UTMD did not add the sales people in the U.S. that it had anticipated at the beginning of 2017.  The end result of 5% higher sales, improved GPM and lower OE was a $2.8 million (+17%) increase in OI in 2017 compared to 2016.

The U.S. "Tax Cuts and Jobs Act" (the Act) enacted in December 2017 levied an estimated $6.3 million REPAT tax on UTMD, resulting from the cumulative income (E&P) of UTMD's foreign subsidiaries. Foreign cash balances of $29 million were taxed at a 15.5% rate, and the remaining E&P at an 8% rate for accrued Federal income tax purposes. Although the State of Utah has not provided any information, because it seems more likely than not based on past experience that the State of Utah will follow the IRS and levy a REPAT tax, the income tax accrual includes a REPAT tax estimate for the State of Utah as well. The resulting $6,288 total REPAT tax is included in UTMD's 4Q 2017 tax provision, reducing 4Q 2017 NI and EPS accordingly.  Eight percent of the REPAT tax liability ($503) is included in current liabilities, as it is to be paid within one year.  The remaining long term liability ($5,785) is included as a separate line item on the attached Balance Sheet for ease of comparison with prior periods.

Additional details follow to augment the Summary above.

Consolidated Revenues (Sales).
Total sales in 2017 were $41,414 (+5.4%) compared to $39,298 in 2016.

Domestic Sales.
U.S. domestic sales in 2017 were $20,286 (49% of total sales) compared to $19,488 (50% of total sales) in 2016.  In 4Q 2017, domestic U.S. sales were $4,857 (48% of total sales) compared to $4,503 (51% of total sales) in 4Q 2016. The primary contributors to the 2017 total $798 (+4%) higher domestic sales were $832 (+28%) higher sales to CSI, Femcare's US distributor of the Filshie Clip System, and $188 (+6%) higher sales of components and finished devices used in other companies' products (OEM customers).  Direct sales of UTMD finished devices to domestic end-users were $223 (2%) lower.

In 2017, CSI for the first time purchased $476 in Sterishot single-use Filshie Clip applicator kits, approved by the U.S. FDA in December 2016. The Sterishot applicators have been widely accepted outside the U.S. since 2009 as a result of the obvious lower risk of infection that is inherent with reused surgical instruments in laparoscopic procedures, and the elimination of the need for recalibration and repair of delicate instruments. Conversion to single use applicators has an expansion impact on sales.

Domestic OEM sales in 2017 represented 8% of total sales compared to 7% in 2016.  UTMD sold components and finished devices to 148 different U.S. companies in 2017 compared to 139 companies in 2016, for use in their product offerings.  From a financial perspective, OEM sales help dilute manufacturing overhead and improve UTMD's GPM from better utilization of existing capabilities.

By product category, domestic direct sales of neonatal products were $4,049 (0% higher), labor & delivery (L&D) products $3,761 (3% lower), BPM products $934 (7% higher) and gynecology/urology products excluding the Filshie Clip System $4,657 (4% lower).

Outside the U.S. (OUS) Sales.
Sales OUS in 2017 were $21,129 (+7%) compared to $19,809 in 2016. Sixty-four percent of (USD denominated) 2017 OUS sales were invoiced in foreign currencies compared to 58% in 2016.

As a portion of total sales, 33% of UTMD's USD-equivalent 2017 sales were invoiced in foreign currencies compared to 29% in 2016.  The increase was due to the addition of Canadian Dollar (CAD) sales for sales direct to end user facilities in Canada from UTMD's newly established distribution subsidiary, Utah Medical Products Canada, Inc (dba Femcare Canada).  Sales of the Filshie Clip System to Femcare's third party Canada distributor in 2016 were invoiced in Euros (EUR) if manufactured and shipped by UTMD's Ireland subsidiary, or in Great Britain Pounds (GBP) if shipped from UTMD's UK subsidiary. In 2017, the GBP, EUR, Australian Dollar (AUD) and CAD converted sales represented 10%, 10%, 6% and 7% of total 2017 USD sales, respectively.  This compares to 12% GBP, 11% EUR and 6% AUD of total 2016 USD sales. There were no CAD sales in 2016. In addition to the redistribution of foreign currency sales, foreign currency exchange (FX) rates had an impact.

UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 4Q 2017 and year 2017 compared to the same periods in 2016 follow:

	4Q 17	4Q 16	Change	2017	2016	Change
GBP	1.328	1.243	+6.8%	1.290	1.360	(5.1%)
EUR	1.178	1.073	+9.8%	1.133	1.105	+2.5%
AUD	0.768	0.751	+2.3%	0.767	0.745	+2.8%
Sales Weighted Average Change			+6.9%			( 0.6%)

CAD	0.786	n/a		0.769	n/a

The above table identifies that the USD weakened substantially in 4Q 2017 compared to 4Q 2016, in contrast to the year as a whole.  Because a significant portion of UTMD's sales are invoiced in foreign currencies, changes in FX rates can potentially have a material effect on period-to-period USD-denominated sales.  In contrast to the previous three years when the USD consistently and significantly strengthened relative to other currencies, the net impact of FX changes in the full year of 2017 was minimal.  But in 4Q 2017, a weaker USD relative to 4Q 2016 FX rates added $184 to foreign currency sales. Because of the BREXIT referendum in mid-2016, UTMD's first half (1H) 2017 sales were $282 lower than they would have been with the 1H 2016 GBP FX rate. After 4Q 2016, the GBP FX rate stabilized and gradually strengthened relative to the USD so that the negative GBP FX effect on sales in 2017 as a whole was only ($232). In contrast, the EUR and the AUD strengthened in 2017 compared to 2016, almost offsetting the negative GBP FX rate impact on sales. As a result, UTMD's total consolidated revenues for the year would have been up only another $68 with constant currency. Since there were no CAD sales in 2016, the CAD FX rate change had no impact on the sales comparison between 2017 and 2016.

USD-denominated trade (excludes intercompany) sales of devices to OUS customers by UTMD's Ireland facility (UTMD Ltd) were $1,712 (25%) lower in 2017 compared to 2016 because 1) $1,390 in 2016 trade sales to UTMD distributors in Canada and France were converted to intercompany sales in 2017 (zero trade sales), and 2) BPM kit sales to UTMD's Germany OEM distributor, which were $516 in 2016, were discontinued in 2017 (zero trade sales).  In EUR terms, UTMD Ltd 2017 sales including intercompany shipments were 15% lower for the year.

USD-denominated 2017 trade sales of devices to domestic UK, domestic France and international distributor customers of Femcare-Nikomed, Ltd (UK subsidiary), excluding intercompany sales, were $1,249 (+16%) higher compared to 2016, due to 1) the fact that 2017 direct trade sales in France exceeded sales to the France and Canada distributors in 2016 by $828, and 2) sales to CSI, Femcare's exclusive U.S. distributor of the Filshie Clip System, were $832 higher than in 2016.  Sales to CSI were in USD currency, but UK subsidiary foreign currency sales were $157 lower compared to 2016 as a result of negative FX rates. In GBP terms, UK subsidiary 2017 sales including intercompany shipments were 24% higher for the year.

USD-denominated sales of devices to end-users in Australia by Femcare's Australia distribution subsidiary (Femcare Australia) were 4% lower in 2017 compared to 2016.  AUD sales in 2017 were about 7% lower than in 2016.

Looking forward, based on the end of 2017 FX rates, 2018 foreign currency sales on the whole should benefit in USD terms for the first time in several years because of a relative USD weakness compared at least to the first three quarters of 2017.

Gross Profit (GP).
As noted above, the significant expansion in UTMD's 2017 average GPM was primarily the result of trading wholesale distributor sales into direct end user sales in Canada and France.  There was an additional favorable mix change in that low margin BPM product sales to an international OEM, which represented 3% of total 2016 international sales in 2016, were replaced by higher margin other product sales.  In Utah, manufacturing was simply able to get more done with fewer people, helped by another favorable experience year for Utah's self-insured health benefit plan.  In 2017, the Company realized relatively few increases in raw materials (RM) costs, aided by investing in increased RM inventory.

Operating Income (OI).
OI results from subtracting OE from GP.  OI in 2017 was $19,011 (45.9% of sales) compared to $16,187 in 2016 (41.2% of sales).  In 4Q 2017, UTMD's OI was $4,573 (44.8% of sales) compared to OI of $3,621 (40.9% of sales) in 4Q 2016.

The 2017 OE of $7,385 (17.8% of sales) were $118 lower than the 2016 OE of $7,503 (19.1% of sales). The substantial improvement in OE ratio was due to the combination of 5% higher sales and 2% lower OE.  OE in 4Q 2017 were $1,897 (18.6% of sales) compared to $1,819 (20.5% of sales) in 4Q 2016. The lower OE ratio in 4Q 2017 was due solely to 15% higher sales compared to 4Q 2016, not lower expenses.
Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.

G&A expenses in 2017 were $5,393 (13.0% of 2017 sales) compared to $5,355 (13.6% of 2016 sales) in 2016. The new Canada subsidiary added $160 in G&A expenses compared to 2016. Although the Canada subsidiary did not begin taking customer orders until 2017, employees were hired and trained during late 2016. Amortization of the 2011 acquired Femcare identifiable intangible assets (IIA) is part of G&A expenses. Although the IIA amortization expense in 2017 was only £4 lower than in 2016, because of the weaker GBP after the BREXIT referendum, the 2017 IIA amortization expense was $112 lower.  The resulting noncash amortization expense of Femcare IIA in G&A, as sales increased 5% while the USD amortization expense decreased 5%, was 5.0% of total sales in 2017 compared to 5.5% of sales in 2016. The IIA amortization expense ($2,055 in 2017 and $2,167 in 2016) will continue until March 2026 (or until the value of remaining IIA becomes impaired). A more detailed segmentation of UTMD's OE including G&A expenses will be provided in UTMD's SEC 10-K Annual Report to be released on or before March 16.

S&M expenses in 2017 were $1,544 (3.7% of 2017 sales) compared to $1,673 (4.3% of 2016 sales) in 2016. The lower USD S&M expenses were due in part to the weaker GBP and in part to UTMD not hiring some replacements for sales reps in the U.S. that it had previously planned. The new Canada subsidiary added $59 in S&M expenses compared to 2016.

R&D expenses were $448 (1.1% of 2017 sales) compared to $475 (1.2% of 2016 sales). Although no additional UTMD devices were launched in 2017, R&D played a significant and continuing role in manufacturing process improvements that became evident in improved 2017 GPMs, in addition to continuing work on new product projects. UTMD does not pre-announce new devices that are being developed in R&D.

Income Before Tax (EBT).
EBT results from subtracting net non-operating expenses (NOE) from, or adding net non-operating income (NOI) to, OI.  EBT in 2017 was $2,660 (+16.2%) higher than in 2016.  In 4Q 2017, EBT was $928 (+25.4%) higher than in 4Q 2016. Total EBT in 2017 was $19,082 (46.1% of sales) compared to $16,422 (41.8% of sales) in 2016.  Looking forward, UTMD's consistently high level of EBT will maximize the benefit to stockholders of the lower U.S. corporate income tax rates recently enacted.

NOI in 2017 was $71 compared to $235 NOI in 2016. The period-to-period remeasured value of EUR cash balances held in the UK and GBP balances held in Ireland generates a gain or loss which is booked at reporting period end as NOI or NOE. Primarily as a result of the relative value of the EUR held in the UK, UTMD had a 2016 year-end remeasured currency gain (NOI) of $129 compared to only a $4 gain in 2017.  In addition, NOI includes royalties from licensing UTMD's technology, rent from leasing underutilized property to others, income earned from investing the Company's excess cash and gains or losses from the sale of assets, offset by NOE which includes interest on bank loans, bank service fees and excise taxes. UTMD did not have any interest expense in either 2017 or 2016.

As a side note for clarity of results, UTMD's 2017 and 2016 EBT, as well as all other income statement measures above the EBT line in the Income Statements, were unaffected by the 4Q 2017 accrual of the U.S. REPAT tax and the reduction in the DTL from the Act enacted in late 2017, and the reduction in the DTL and income tax provision triggered as a result of changes in UK corporate income tax rates enacted in 2016.  Therefore, the 2017 year to 2016 year comparison of GP, OI and EBT are good indicators of UTMD's operating performance.

Net Income (NI) and Return on Stockholder Equity (ROE).
NI results from subtracting a provision for estimated income taxes from EBT. UTMD's US GAAP NI in 2017 was $8,505 compared to $12,128 in 2016. The non-US GAAP NI (before applying the REPAT tax and associated net DTL adjustment to the provision) in 2017 was $14,562 (35.2% of sales) compared to $12,128 (30.9% of sales) in 2016.  UTMD's US GAAP NI in 4Q 2017 was ($2,522) – a net loss - compared to $2,717 in 4Q 2016. The non-US GAAP NI (before applying the REPAT tax and associated net DTL adjustment to the provision) in 4Q 2017 was $3,535 (34.7% of sales) compared to $2,717 (30.7% of sales) in 4Q 2016.

As previously stated, in 4Q 2017, the US GAAP tax provision includes a $6,288 accrual (addition) of a one-time U.S. repatriation tax on OUS subsidiary cumulative earnings (E&P) as a result of the Act enacted in December 2017. Because the Act reduced the future Federal income tax rate, a net reduction in the DTL of $230 reduced the 4Q 2017 tax provision, slightly offsetting the REPAT tax addition.  The impact of the DTL adjustment is reflected in the income statement at the time a tax law change is enacted, according to GAAP.

Because of the REPAT tax, calculating and comparing period-to-period income tax provisions as a percentage of EBT does not provide meaningful information to stockholders, in UTMD's opinion. Therefore, NI and EPS are presented in the ending financial table both according to US GAAP and also prior to recognition of the REPAT tax and associated DTL adjustment in 4Q 2017. The 2016 results which include a $123 DTL adjustment that lowered the tax provision (increased NI) are presented according to GAAP in the table.

Ignoring the 2017 REPAT accrued tax provision of $6,288 and 2017 and 2016 DTL adjustments, the (non-US GAAP) consolidated income tax provision rate for 2017 was 23.7% of EBT compared to 26.9% in 2016. The non-US GAAP difference in rates was due primarily to the tax deduction allowed in the UK and Ireland on the remeasured value of their USD cash balances, as well as the mix of income generated and actual tax provisions in sovereignties with varying tax rates. Both UK and Ireland subsidiaries experienced native currency losses on the value of their large USD cash balances in 2017. These currency translation losses are tax deductions in the applicable foreign jurisdiction, but do not affect UTMD's EBT (USD are USD).  But the actual tax (lower) provisions of the OUS subsidiaries do become part of UTMD's consolidated income tax provision. In 2017, UTMD's UK subsidiary experienced a 47% increase in EBT due to selling direct to medical facilities in France. The 2017 UK rate before a special deduction for profits generated by patented products was 19% for the full year, compared to 20% in 1Q 2016 and 19% for the last three quarters of 2016. The corporate income tax rate in Australia was 30%, which had 12% lower EBT compared to the prior year. The tax rate in Canada was 25%.  Ireland's tax rate was 12.5%.

Maintaining a high ROE is a key management objective for UTMD in order to grow without diluting its stockholders' interest. ROE is the quotient of NI divided by average Stockholders' Equity (ASE), but it is a function of NIM, productivity of assets and financial leverage. Although UTMD's high NIM is the primary factor that continues to drive its ROE, a repurchase of 50,000 shares for $2,850 in 4Q 2016, $3,960 in cash dividends to stockholders in 2017 and a reduction as a result of the REPAT tax, all helped in lowering ASE, reducing the denominator in calculating ROE. Although REPAT tax helped the denominator by lowering ASE $3.1 million, it harmed ROE more in 2017 by also lowering the NIM numerator from 35.2% to 20.5%.  UTMD's 2017 ROE was 6.2% including dividends and the recording of the REPAT tax lowering NI, compared to 11.8% in 2016.  Before dividends, UTMD's 2017 ROE was 11.5%, compared to 17.5% in 2016. Excluding the effect of the REPAT tax on NI and ASE and before dividends, UTMD's 2017 ROE was 19.0% compared to 17.5% in 2016.

Further Comments on the REPAT Tax.
For the benefit of stockholders, UTMD believes that further discussion of its current (early) understanding of the impact of tax law changes resulting from the Act might be helpful.

UTMD's effective Federal tax rate in the U.S. after allowable deductions was typically about 29.4% prior to the new tax law. The State of Utah adds a 5% income tax using the Federal taxable income as a basis.  The predominant reason that UTMD's prior effective Federal rate was not 34% was a "manufacturing profit deduction" (MPD) which equated to about 8.1% of UTMD's U.S. EBT. There were other factors such as the R&D tax credit and accelerated depreciation for tax purposes which helped reduce UTMD's effective income tax rates, and these other benefits will continue under the Act. The MPD, however, has been discontinued under the Act while the U.S. corporate tax rate has been reduced from 34% to 21%.

As the State of Utah uses Federal taxable income as a taxable base, the State will receive a substantial "windfall" tax increase going forward, because UTMD's EBT upon which the 5% rate is applied will be 8.8% higher due to the loss of the MPD.  There is no present indication that the State of Utah will lower its corporate income tax rate, although they should follow the Act in that regard, in UTMD's opinion, if they are going to also tax UTMD's cumulative foreign subsidiary E&P.

As a rough guideline to help stockholders estimate the effect of the new tax law looking forward, UTMD's effective income tax rate for U.S. EBT should be about 7.9 percentage points lower than in the past. UTMD's 2017 U.S. EBT was about 48% of total EBT (including the EBT of all OUS subsidiaries). Using 2017 EBT as a basis, UTMD's consolidated tax provision would be about 3.8 percentage points lower, equating to about $720 higher NI and $0.20 higher EPS.

In other words, in exchange for $720 per year higher net income, UTMD stockholders incurred $786 per year loss if you spread the REPAT tax over eight years, not (at least for the next eight years) a "huge tax decrease" as represented by President Trump.  From an income statement point of view, the impact of the REPAT tax has already been incurred in 2017 GAAP results, and the impact of the lower tax rate will increase future NI and EPS results, and, of course, UTMD intends to continue its consistent growth in EBT.

Earnings Per Share (EPS).
Outstanding shares at the end of 2017 were 3,721,400 compared to 3,713,100 at the end of 2016. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2017 was 54,340 shares at an average exercise price of $45.50/ share, including shares awarded but not vested. This compares to 74,672 unexercised option shares outstanding at the end of 2016 at an average exercise price of $46.62/ share. UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 21,300 in 4Q 2017 compared to 15,100 in 4Q 2016, and 19,400 for the year 2017 compared to 14,600 in 2016. The increase in dilution was due to the November 2016 option awards, the effect of a higher share price on outstanding unexercised options at the end of 2017, and future option compensation expense. In November 2016, 28,000 option shares were awarded to 41 employees at an exercise price of $58.50 per share. No options were awarded in 2017.

UTMD paid or accrued (at the end of 2017) $3,960 ($1.065/share) in dividends to stockholders in 2017 compared to $3,916 ($1.045/share) in 2016. Dividends to stockholders during 2017 were 27% of non-US GAAP NI (excluding the REPAT tax).  Dividends to stockholders during 2017 were 47% of US GAAP NI.

UTMD repurchased 50,000 of its shares from an institutional investor in November 2016 at $57.00/ share. In 2017, UTMD did not repurchase shares. The Company retains the strong desire and financial ability for repurchasing its shares at a price that is attractive for remaining stockholders. UTMD's closing share price at the end of 2017 was $81.40, up 12% from the $72.75 closing price at the end of 2016.

Balance Sheet Summary.
At the end of 2017, UTMD had $93.0 million in total assets including $40.0 million in cash and investments, and no bank debt.  In comparison, at the end of 2016, UTMD had $26.4 million in cash and investments as part of $76.6 million in total assets. Year 2017-ending intangible assets declined to 34% of total assets from 41% at the end of 2016. Stockholders' Equity at the end of 2017 was $78.1 million, up $8.9 million from the end of 2016 despite a reduction of $4.0 million from payment and year-end accrual of stockholder cash dividends.

Highlights.

1)
Cash and investment balances increased $13.6 million even though the Company distributed $3.0 million in cash payments to stockholders and used $1.6 million in cash for PP&E improvements, primarily to fit-out a 36,000 square foot facility in the UK to replace its leased facility.

2)
The U.S. government levied a special REPAT tax on OUS cumulative E&P that hit UTMD's 4Q 2017 income statement, but will actually be paid over an eight year period of time.  The impact on the December 31, 2017 Balance Sheet is an increase in current liabilities of $503, an additional long term liability of $5,785 and a reduction in Stockholders' Equity of $6,288.

3)	The net book value of Intangible Assets, despite $2,113 amortization, did not decline as a result of a weaker USD at the end of 2017.

4)
UTMD completed the move of Femcare UK operations into a new 36,000 SF Romsey facility in late November 2017 without any significant negative impact on 2017 performance, and now owns all of its facilities.  The prior lease and all associated potential liabilities have been terminated.

Financial Ratios as of December 31, 2017.

1)	Current Ratio = 9.4 (including REPAT tax current liability)

2)	Days in Trade Receivables (based on 4Q sales activity) = 32

3)	Average Inventory Turns (based on year 2017 CGS) = 3.1

4)	2017 ROE = 19% (prior to payment of dividends and REPAT tax provision)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care "reforms", fluctuation in foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD's public disclosure filings with the SEC. The 2017 SEC Form 10-K will be filed on or before March 16, 2018.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Fourth Quarter  (3 months ended December 31)
(in thousands except earnings per share)

	4Q 2017	4Q 2016	Percent Change
Net Sales	$10,201	$8,852	+15.2%
Gross Profit	6,470	5,440	+18.9%
Operating Income	4,573	3,621	+26.3%
Income Before Tax	4,578	3,650	+25.4%
Net Income before REPAT Tax	3,535	2,717
Net Income (GAAP)	(2,522)	2,717	+30.1%
Earnings Per Share before REPAT Tax	$0.945	$0.725	+30.4%
Earnings Per Share (GAAP)	$(.674)	$0.725
Shares Outstanding (diluted)	3,742	3,749

INCOME STATEMENT, Year  (12 months ended December 31)
(in thousands except earnings per share)

	2017	2016	Percent Change
Net Sales	$41,414	$39,298	+5.4%
Gross Profit	26,395	23,690	+11.4%
Operating Income	19,011	16,187	+17.4%
Income Before Tax	19,082	16,422	+16.2%
Net Income Before REPAT Tax	14,562	12,128	+20.1%
Net Income (GAAP)	8,505	12,128
Earnings Per Share Before REPAT Tax	$3.897	$3.220	+21.0%
Earnings Per Share (GAAP)	$2.276	$3.220
Shares Outstanding (diluted)	3,737	3,766

BALANCE SHEET (in thousands)

	(audited)	(unaudited)	(audited)
Assets	DEC 31, 2017	SEP 30, 2017	DEC 31, 2016
Cash & Investments	$39,954	$37,516	$26,360
Accounts & Other Receivables, Net	3,623	4,730	3,211
Inventories	5,244	5,042	4,542
Other Current Assets	637	733	754
Total Current Assets	49,458	48,021	34,867
Property & Equipment, Net	11,621	10,407	9,966
Intangible Assets, Net	31,936	32,247	31,751
Total Assets	$93,015	$90,675	$76,584
Liabilities & Stockholders' Equity
REPAT Tax Payable	503	-	-
Total Current Liabilities	5,280	5,183	3,022
Deferred Tax Liability – Intangibles	3,102	3,176	3,209
Long Term REPAT Tax Payable	5,785	-	-
Deferred Income Taxes	726	1,119	1,109
Stockholders' Equity	78,122	81,197	69,244
Total Liabilities & Stockholders' Equity	$93,015	$90,675	$76,584